UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  February 22, 2016

Cardtronics, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-33864	76-0681190
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3250 Briarpark, Suite 400, Houston, Texas	77042
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (832-308-4000)

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 17, 2015, Cardtronics, Inc. (the “Company”) announced that Edward H. West would succeed Chris Brewster as the Company’s Chief Financial Officer on the date immediately following the date on which the Company’s Annual Report on Form 10-K for the fiscal year ending December 31, 2015 (“2015 10-K”) is filed with and accepted by the U.S. Securities and Exchange Commission (“SEC”), and that Mr. Brewster will continue for a period of time as an executive advisor to the Company to, among other responsibilities, assist in the transition to Mr. West.

The Company filed its 2015 10-K with the SEC on February 22, 2016. In connection with this event and Mr. Brewster’s appointment as an executive advisor, on February 22, 2016, the Company entered into an agreement (the “Agreement”) with Mr. Brewster that amended and restated his previous employment agreement in its entirety to reflect his new role as an executive advisor with a salary of $500,000 per year.  Mr. Brewster is eligible to receive prorated cash and equity incentive bonuses for the time period prior to the filing and acceptance of the 2015 10-K.  However, Mr. Brewster will not participate in any of the Company’s cash or equity incentive bonus plans covering any time period after the filing and acceptance of the 2015 10-K.  The Agreement shall have a term of one year, unless terminated earlier or extended pursuant to its terms.  Mr. Brewster’s retirement from the Company shall be effective upon the termination of the Agreement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Cardtronics, Inc.

Date: February 22, 2016	By:	/s/ E. Brad Conrad
Name: E. Brad Conrad
Title: Chief Accounting Officer